                SEC Form 8-KSECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549


                                   FORM 8-K/A
                                AMENDMENT NO. 1


                                 CURRENT REPORT
                        Pursuant To Section 13 Or 15(d)
                     Of The Securities Exchange Act Of 1934


Date of Report (Date of earliest event reported) August 12, 1996


                            ROPER INDUSTRIES, INC.
    ----------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



           Delaware                     0-19818             51-0263969
- ---------------------------------------------------------------------------
  (State or other jurisdiction       (Commission          (I.R.S. Employer
of incorporation or organization)    File Number)        Identification No.)



     160 Ben Burton Road,         Bogart, Georgia              30622
- ---------------------------------------------------------------------------
                   (Address of principal executive offices)



                                 (706)369-7170
- ----------------------------------------------------------------------------
              (Registrant's telephone number, including area code)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

     Following the execution of a Stock Purchase Agreement on May 16, 1996, Roper Industries, Inc. (the "Company" or Roper) completed on May 31, 1996, the acquisition of all of the outstanding capital stock of Gatan International, Inc. (collectively with its subsidiaries, "Gatan"), a California corporation whose principal offices are located in Pleasanton, California, and which is engaged in the business of manufacturing and selling domestically and in international markets instruments and software used to enhance and extend the operation and performance of electron and scanning probe microscopes. The purchase price of $50,342,632 was determined as a result of arms-length negotiations among the Company and the sellers of the Gatan stock ("Gatan Sellers"). $16,681,334 and $3,875,043 of the purchase price was paid at the closing, respectively, to
(i)retire Gatan's long-term debt (including redemption of the lender's associated capital appreciation rights as a result of the acquisition) and
(ii)extinguish certain Gatan obligations to two of the Gatan Sellers and all unexcercised Gatan stock options held by its employees. Approximately $5,000,000 of the purchase price was delivered by the Gatan Sellers to an escrow agent pursuant to an escrow agreement entered into for the purpose of securing certain of their indemnification obligations contained in the Stock Purchase Agreement. The purchase price was financed under a credit agreement dated May 8, 1996 between the Company and NationsBank, N.A. (South), as initial lender and as agent.

     The Gatan Sellers were as follows:

     Morgenthaler Venture Partners III
     G. Rex Swann
     Peter R. Swann
     Ondrej Krivanek
     William E. Offenberg
     Stuart M. Lindsey
     Tianwei Jing

     There were no material relationships between any of the Gatan Sellers and the Company or any of its affiliates, directors, officers, or associates of any such director or officer.

     The Company intends that Gatan will continue in the business of manufacturing and selling products which enhance and extend the operation and performance of electron and scanning probe microscopes.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(A)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

     Financial statements of Gatan required to be reported because of its acquisition by the Company are contained in a separate section. See "Index to Consolidated Financial Statements" on Page F-1.

(B)  PRO FORMA CONDENSED FINANCIAL INFORMATION

     The accompanying unaudited pro forma condensed consolidated balance sheet and statements of earnings reflect the combined financial position and operations of Roper, Gatan and Fluid Metering, Inc. ("FMI"), acquired on May 22, 1996. They also give effect to the acquisitions of Uson Corporation (Uson) and Prex Corporation (Prex) on March 6, 1995, and Metrix Instrument Co. (Metrix) on September 29, 1995. These acquisitions were accounted for under the purchase method of accounting.

     The pro forma condensed consolidated balance sheet at April 30, 1996 assumes that the acquisitions of Gatan and FMI occurred on that date. The pro forma condensed consolidated statements of earnings assume that all the acquisitions described above were completed November 1, 1994.

     The financial information for FMI is based on its fiscal year ended December 31, 1995. The pro forma condensed consolidated statement of earnings for the year ended October 31, 1995 includes the operations of FMI for the twelve month period ended December 31, 1995. Accordingly, net sales and net earnings of $2,887,000 and $499,000 respectively, are included in both the pro forma condensed consolidated statements of earnings for the year ended October 31, 1995 and six month period ended April 30, 1996.

     The pro forma financial information should be read in conjunction with the consolidated financial statements of Roper included in its 1995 Annual Report on Form 10-K, Roper's quarterly report on Form 10-Q for the quarter ended April 30, 1996, and the financial statements of FMI included herein. The pro forma information is not necessarily indicative of the results which actually would have occured had the transactions been in effect on the dates and for the periods indicated or which may result in the future.

(C)     EXHIBITS:

  *2. Stock Purchase Agreement dated May 16, 1996, by and among Roper Industries, Inc. and all the shareholders of Gatan International, Inc.



 **4.1         Second Amended and Restated Credit Agreement dated May 8,
               1996 by and between Roper Industries, Inc., and NationsBank, N.A. (South) as initial lender and as agent.


***4.2 First Modification of Second Amended and Restated Agreement dated May 8, 1996, by and between Roper Industries, Inc. and NationsBank, N. A. (South) as initial lender and as agent.


   23          Consent of independent auditors.



- --------------

 * Incorporated herein by reference to Roper Industries, Inc. Report on Form 8-K filed on June 13, 1996.

 ** Incorporated herein by reference to Roper Industries, Inc. Report on Form 8-K filed on June 6, 1996.

 *** Incorporated herein by reference to Roper Industries, Inc. Report on Form 8-K/A filed on August 1, 1996.

                            GATAN INTERNATIONAL INC.
                                AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                PAGE
Independent Auditors' Report.................................  F - 1
Consolidated Balance Sheets..................................  F - 2
Consolidated Statements of Operations........................  F - 3
Consolidated Statements of Shareholders' Equity (Deficit)....  F - 4
Consolidated Statements of Cash Flows........................  F - 5
Notes to Consolidated Financial Statements...................  F - 6 to F - 17
Schedule II - Consolidated Valuation and Qualifying Accounts.  F - 18

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Gatan International Inc.:

We have audited the accompanying consolidated balance sheets of Gatan International Inc. and subsidiaries as of May 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the years then ended. In connection with our audits of the consolidated financial statements, we have also audited the accompanying financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gatan International Inc. and its subsidiaries as of May 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


                                         KPMG PEAT MARWICK LLP


July 29, 1996

                   GATAN INTERNATIONAL INC. AND SUBSIDIARIES

                          Consolidated Balance Sheets

                             May 31, 1996 and 1995

                            Assets                         1996           1995
                            ------                     ------------    ----------
Current assets:
 Cash and cash equivalents                              $   983,698      319,600
 Accounts receivable, less allowance for
   doubtful accounts of $60,000 and
   $54,690 in 1996 and 1995, respectively                 3,652,382    3,402,943
 Inventories                                              4,745,445    5,278,035
 Prepaid expenses                                           110,143      142,028
 Deferred income taxes                                      626,825            -
 Other current assets                                       150,077      462,297
                                                         ----------   ----------
          Total current assets                           10,268,570    9,604,903

Property, plant and equipment, net                        2,343,145    2,678,238
Intangible assets, net                                   11,099,814   14,170,370
Other assets                                                      -      369,101
                                                        -----------   ----------
                                                        $23,711,529   26,822,612
                                                        ===========   ==========
  Liabilities and Shareholders' Equity (Deficit)
  ---------------------------------------------

Current liabilities:
 Current portion of long-term debt                      $         -    2,175,000
 Accounts payable                                           468,056      369,543
 Customer prepayments                                       379,271       38,795
 Accrued expenses                                         2,514,957    2,220,544
                                                         ----------   ----------
          Total current liabilities                       3,362,284    4,803,882

Estimated capital appreciation liability                          -      500,000
Notes payable to shareholders                                     -    3,267,000
Long-term debt, excluding current portion                         -   14,670,762
Other noncurrent liabilities                                316,762      564,201
Payable to Roper Industries, Inc.                        20,986,336            -
                                                         ----------   ----------
          Total liabilities                              24,665,382   23,805,845
                                                        -----------   ----------
Commitments and contingencies

Shareholders' equity (deficit):
 Common stock:
    Class A, $.0001 par value 19,900,000 shares
       authorized, 10,174,209
       and 9,637,500 shares issued and
       outstanding as of May 31,
       1996 and 1995, respectively                            1,017          964
    Class B, $.0001 par value, 100,000 shares
       authorized, issued and outstanding
       at May 31, 1996 and 1995, respectively                    10           10
 Additional paid-in capital                               5,643,529    4,255,831
 Currency translation adjustment                            (12,578)      (9,440)
 Accumulated deficit                                     (6,585,831)  (1,230,598)
                                                        -----------   ----------
            Total shareholders' equity (deficit)           (953,853)   3,016,767
                                                        -----------   ----------
                                                        $23,711,529   26,822,612
                                                        ===========   ==========

See accompanying notes to consolidated financial statements.

                   GATAN INTERNATIONAL INC. AND SUBSIDIARIES

                    Consolidated Statements of Operations

                       Years ended May 31, 1996 and 1995

                                            1996         1995
                                         -----------  ----------

Net sales                              $ 25,491,585   21,005,885
Cost of goods sold                       10,387,363    8,313,554
                                        -----------   ----------

           Gross profit                  15,104,222   12,692,331
                                        -----------   ----------

Selling expenses                          3,730,283    2,508,353
General and administrative expenses       2,654,168    1,783,475
Research and development expenses         4,012,084    3,035,958
                                        -----------   ----------

           Total operating expenses      10,396,535    7,327,786
                                        ----------    ---------

           Operating income               4,707,687    5,364,545

Other expenses:
 Interest expense, net                   (2,130,094)  (2,250,407)
 Amortization of intangible assets       (3,451,728)  (3,099,076)
 Acquisition expenses                    (1,196,376)    (175,361)
 Capital appreciation right expense      (3,520,038)    (200,000)
 Other, net                                (250,005)           -
                                        ------------  -----------

           Loss before income taxes      (5,840,554)    (360,299)

Income tax benefit (expense)                485,321      (36,939)
                                        ------------  -----------

           Net loss                    $ (5,355,233)    (397,238)
                                        ============  ===========

See accompanying notes to consolidated financial statements.

                   GATAN INTERNATIONAL INC. AND SUBSIDIARIES

          Consolidated Statements of Shareholders' Equity (Deficit)


                       Years ended May 31, 1996 and 1995

                                                                                                      Total
                                     Common Stock          Additional     Currency      Accumu-       share-
                                ----------------------      paid-in      translation     lated       holders'
                                  Class A      Class B      capital      adjustment     deficit  equity (deficit)
                                ----------------------   ------------   -----------   ---------  ---------------

Balances at May 31, 1994       $       947         10      4,141,998      (35,956)    (833,360)   3,273,639

Currency translation
 adjustment                              -          -             -        26,516          -         26,516

Issuance of 172,500
 shares of stock for
 management bonus                       17             -     113,833          -            -        113,850

Net loss                                 -          -           -             -       (397,238)    (397,238)
                                    --------    --------   ---------     ----------   ---------   -----------
 Balances at May 31, 1995               964         10     4,255,831        (9,440)  (1,230,598)   3,016,767

Currency translation
 adjustment                              -          -           -          ( 3,138)                  ( 3,138)

Issuance of 277,500
 shares of stock for
 management bonus                        28         -        555,182          -            -         555,210

Issuance of 13,708
 shares for exercise
 of stock options                        1          -          9,046          -            -           9,047

Cancellation of 56,499
 shares to Molecular
 Imaging Corporation                    (6)         -            (54)         -            -             (60)

Issuance of 302,000
 shares of stock for
 CEO bonus                              30          -        823,524          -            -         823,554

Cancellation of
 10,274,209 shares of
 of Class A and Class B common
 stock                              (1,017)        (10)   (5,643,529)         -            -      (5,644,556)

Issuance of 10,274,209 shares
  Class A and Class B common
  stock to Roper Industries, Inc.    1,017          10     5,643,529          -            -       5,644,556

Net loss                               -            -           -             -      (5,355,233)  (5,355,233)
                                    -------     --------   ---------     ---------    ---------   -----------
Balances at May 31, 1996       $     1,017          10     5,643,529       (12,578)  (6,585,831)    (953,853)
                                    =======     ========   =========     =========    =========   ===========

         See accompanying notes to consolidated financial statements.

                   GATAN INTERNATIONAL INC. AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows

                       Years ended May 31, 1996 and 1995

                                                                                     1996                    1995
                                                                                     ----                    ----
Cash flows from operating activities:
   Net loss                                                                   $   (5,355,233)               (397,238)
   Adjustments to reconcile net loss to net cash provided by
     operating activities:
        Depreciation and amortization                                              4,256,624               3,884,300
        Compensation paid in stock                                                 1,378,764                 113,850
        Loss on disposal of fixed assets                                             161,140                     ---
        Capital appreciation rights expense                                        3,520,038                     ---
        Purchase of options paid by Roper Industries, Inc.                           608,043                     ---
        Deferred taxes                                                              (626,825)                    ---
        Changes in operating assets and liabilities:
            Accounts receivable, net                                                (249,439)               (191,869)
            Inventories, net                                                         532,590                (585,020)
            Prepaid expenses and other current assets                                344,105                (223,995)
            Other assets                                                             (12,071)               (469,466)
            Accrued interest on non-compete covenants                                    ---                 297,000
            Accounts payable, accrued expenses and customer
              prepayments                                                            705,008              (1,186,059)
            Other noncurrent liabilities                                            (247,439)                299,512
                                                                              --------------           -------------
              Net cash provided by operating activities                            5,015,305               1,541,015
                                                                              --------------           -------------
Cash flows from investing activities:
   Proceeds from sale of fixed assets                                                188,894                     ---
   Capital expenditures                                                             (842,409)               (520,571)
                                                                              --------------           -------------
              Net cash used in investing activities                                 (653,515)               (520,571)
                                                                              --------------           -------------
Cash flows from financing activities:
   Proceeds from revolving line of credit                                          4,940,202               4,518,719
   Repayments of debt                                                             (8,666,314)             (5,873,880)
   Proceeds from exercise of stock options                                             9,047                     ---
                                                                              --------------           -------------
              Net cash used in financing activities                               (3,717,065)             (1,355,161)
                                                                              --------------           -------------
Effect of exchange rates on cash and cash equivalents                                 19,373                  26,516
                                                                              --------------           -------------
              Net increase (decrease) in cash and cash equivalents                   664,098                (308,201)

Cash and cash equivalents at beginning of period                                     319,600                 627,801
                                                                              --------------           -------------
Cash and cash equivalents at end of period                                    $      983,698                 319,600
                                                                              ==============           =============
Supplementary cash flow information:
   Cash paid for interest                                                     $    2,139,068               2,643,691

   Cash paid for taxes                                                                11,800                  22,836

Supplementary schedule of non-cash financing activities:
   Accrued interest included as notes payable to shareholders                            ---                 297,000

   Liabilities and debt repaid directly by Roper Industries, Inc. in exchange
     for payable to Roper Industries, Inc.                                        20,406,687                     ---

See accompanying notes to consolidated financial statements

                   GATAN INTERNATIONAL INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                             May 31, 1996 and 1995



(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)  Description of Business

Gatan International Inc. and subsidiaries (the Company) designs, manufactures, exports and markets scientific instruments used in the field of electron microscopy.

As of May 31, 1996 Roper Industries, Inc. (Roper) acquired all of the outstanding stock of the Company (the Roper Acquisition) for approximately $51 million. The Company incurred $20,986,336 of debt to Roper in conjunction with the Roper Acquisition. The terms of the debt had not been determined as of May 31, 1996. However the intention of Roper is to either convert the debt to equity or to a long-term obligation. The Company recorded charges of approximately $2,318,000, of which approximately $1,121,000 was included in operating expenses at May 31, 1996, for costs incurred associated with the Roper Acquisition. The Company's results of operations will be included in Roper's consolidated financial statements subsequent to May 31, 1996.

(b)    Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results may differ from those estimates.

(c)    Principles of Consolidation

The consolidated financial statements include the accounts of all wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(d)    Revenue Recognition

Product revenue is primarily derived from the sale of scientific instruments used in the field of electron microscopy and is recognized upon shipment to the customer.

(e)    Cash Equivalents

Cash equivalents at May 31, 1996 and 1995 consist of overnight repurchase agreements for which market price approximates cost.

(f)    Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

                   GATAN INTERNATIONAL INC. AND SUBSIDIARIES

           Notes to Consolidated Statements of Financial Statements


(g)    Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation on plant and equipment is calculated using the straight-line method over the estimated useful lives of the assets, ranging from 3 to 10 years.

(h)    Intangible Assets

Intangible assets consist principally of values assigned to covenants not to compete, employment agreements, patents, software, other intangible costs and the excess of cost over the fair value of net assets acquired (goodwill). These assets are being amortized using the straight-line method over the estimated useful lives of the assets, ranging from 3 to 40 years.

(i)    Accrued Warranty

The Company provides an accrual for future warranty costs based on the relationship of prior years' sales to actual warranty costs. Warranty obligations are for a one-year period for new products and are included in accrued expenses.

(j)    Foreign Currency Translation

The financial statements of the Company's foreign subsidiaries are translated into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52. Assets and liabilities of the subsidiaries are translated at the current rate of exchange at the balance sheet date. Income and expense items are translated at the average exchange rate for the period. The resulting translation adjustments are recorded as a separate component of shareholders' equity.

(k)    Income Taxes

The Company accounts for income taxes according to Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." SFAS No. 109 requires an asset and liability approach for the financial reporting of income taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(l)    Financial Instruments

The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximated fair value as of May 31, 1996 because of the relatively short maturity of these instruments. The payable to Roper Industries was established at May 31, 1996 and thus the fair value of the debt approximates the carrying value at May 31, 1996.

                   GATAN INTERNATIONAL INC. AND SUBSIDIARIES

           Notes to Consolidated Statements of Financial Statements



(m)    Reclassifications

Certain 1995 amounts have been reclassified to conform to the 1996 presentation.

(n)  New Accounting Pronouncement - SFAS No. 121

In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 121 is effective for financial statements for fiscal years beginning after December 31, 1995. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Measurement of an impairment loss for long-lived assets and identifiable intangibles that the Company expects to hold and use should be based on the fair value of the asset. Adoption of this statement in 1996 is not expected to effect the Company's accounting treatment for long-lived assets.

(o)  Major Customers and Concentrations of Credit Risk

Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable. Approximately 27% of the recorded trade receivables were concentrated with two customers and 35% of the recorded trade receivables were concentrated with three customers as of May 31, 1996 and 1995, respectively. To reduce credit risk, the Company performs ongoing credit evaluations of its customers' financial condition. The Company does not generally require collateral on credit sales to its customers.

The Company earns revenues primarily through product sales directly to customers or through distributors. Revenues from one distributor constituted 14% and 12% of total revenues for the years ending May 31, 1996 and 1995, respectively. Revenues from a second distributor constituted 10% of total revenues for the year ending May 31, 1995.

(2)  ACQUISITION OF MOLECULAR IMAGING CORPORATION

On December 19, 1994, the Company acquired all the common stock of Molecular Imaging Corporation (MIC) in exchange for 565,000 shares of the Company's
Class A, $0.0001 par value, common stock. MIC is a microscope company currently in the development stage located in Tempe, Arizona. The transaction has been accounted for as a pooling of interests and, accordingly, the consolidated financial statements and footnotes for all periods presented have been restated to include the accounts of MIC. Prior period financial position and operating results of MIC are not material.

                   GATAN INTERNATIONAL INC. AND SUBSIDIARIES

           Notes to Consolidated Statements of Financial Statements



(3)  INVENTORIES

     Inventories at May 31 consist of:
                                               1996           1995
                                            -----------    ----------

      Finished goods                        $ 1,202,338    1,917,813
      Work in process                         3,376,344    3,296,271
      Raw materials and supplies                231,263      122,951
                                            -----------   ----------
                                              4,809,945    5,337,035
      Inventory obsolescence reserve            (64,500)     (59,000)
                                            -----------  -----------
                                            $ 4,745,445    5,278,035
                                            ===========  ===========

(4)  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment at
     May 31 consist of:
                                               1996           1995
                                            -----------    ----------
     Buildings and improvements             $    85,923      404,864
     Machinery and equipment                  4,228,186    3,362,772
     Furniture, fixtures and vehicles           134,943      351,726
     Demonstration equipment                    173,465      173,465
                                            -----------   ----------
                                              4,622,517    4,292,827
     Accumulated depreciation                (2,279,372)  (1,614,589)
                                            -----------   ----------
     Property, plant and equipment, net     $ 2,343,145    2,678,238
                                            ===========   ==========

(5)  INTANGIBLE ASSETS

     Intangible assets at May 31 consist of:
                                               1996           1995
                                            -----------    ----------
     Covenants not to compete and
       employment agreements with former
       shareholders                         $ 6,657,900    6,657,900
     Goodwill                                 4,756,752    4,756,751
     Patents and trademarks                   5,586,516    5,205,345
     Software                                 4,600,000    4,600,000
     Organizational costs                             -    1,101,376
     Other                                      900,000      900,000
                                            -----------  -----------

                                             22,501,168   23,221,372

     Accumulated amortization               (11,401,354)  (9,051,002)
                                            -----------   ----------

     Intangible assets, net                 $11,099,814   14,170,370
                                            ===========   ==========
                                                                     (Continued)

                   GATAN INTERNATIONAL INC. AND SUBSIDIARIES

           Notes to Consolidated Statements of Financial Statements



(6)   ACCRUED EXPENSES

      A summary of accrued expenses at May 31 follows:
                                               1996            1995
                                               ----            ----

          Payroll related                  $  299,109         258,382
          Deferred compensation                   615         477,470
          Vacation expense                    207,590         185,952
          Bonus expenses                      710,379         319,561
          Warranty liability                  338,593         267,242
          Other accrued expense               958,671         711,937
                                            ----------      ----------
                                           $2,514,957       2,220,544
                                            ==========      ==========

(7)   NOTES PAYABLE AND LONG-TERM DEBT

      At May 31, 1996, Roper repaid all principal and accrued interest amounts outstanding under the Company's term notes and line of credit. Notes payable and long-term debt at May 31, 1995 consisted of the following:

                                                               1995
                                                               ----
          Term Note A payable to Heller Financial
            (Heller) in quarterly installments ranging
            from $125,000to $950,000, ending August 1,
            1998. Interest payable monthly at prime       $ 7,394,644
            plus 1.75%

          Term Note B, net of $300,000 unamortized
            capital appreciation rights (note 14)
            payable to Heller in quarterly installments
            of $950,000 beginning November 1, 1998 with
            a final payment of $5,150,000 on August 1,
            1999. Interest payable monthly at 11.2%         7,700,000

          Revolving line of credit of $4,500,000 with
            Heller, payable in full on August 1, 1999.
            Interest at prime plus 1.5% was payable
            monthly                                         1,751,118
                                                            ----------

                 Total long-term debt                      16,845,762
          Less current portion                             (2,175,000)
                                                           -----------
                 Long-term debt, excluding current        $14,670,762
                 portion                                   ===========

      All long-term debt in fiscal 1995 was secured by the Company's accounts receivable, inventory, intangible assets, property and equipment, cash accounts and other miscellaneous property owned by the Company. The long-term debt agreements contained certain covenants including financial ratios and minimum net worth requirements. The Company obtained waivers of non-compliance from Heller for certain covenants in 1995.

                   GATAN INTERNATIONAL INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements




(8)    SHAREHOLDERS' EQUITY (DEFICIT)

       The Company's authorized stock consists of Class A and Class B common stock. Holders of Class A shares have voting rights in proportion to the number of shares owned. Holders of Class B shares do not have voting rights.

(9)    STOCK OPTION AND BONUS PLANS

       1994 Stock Option Plan

       As of May 31, 1996, in connection with the Roper Acquisition, all outstanding options under the 1994 Stock Option Plan (the Plan) were purchased from the holders and the Plan was terminated. The Company incurred an expense of approximately $608,000 related to the repurchase of options; this amount was paid directly by Roper to the option holders.

       During fiscal 1996 and 1995, the Company had reserved 400,000 and 300,000 shares, respectively, for issuance under the Plan which provided for incentive and non-qualified stock options to purchase shares of Class A voting common stock to be granted to employees (including consultants, officers, and directors). Options granted to each employee under the Plan generally became exercisable at the rate of 20% of the total number of shares subject to the options after one year from the date of grant, and 1/60 each month thereafter subject to continued service to the Company. The exercise price of all incentive stock options granted under the Plan had to be at least equal to the fair market value of the common stock of the Company on the date of grant. The exercise price of any incentive stock option granted to an optionee who owned stock possessing more than 10% of the voting power of all classes of stock of the Company's outstanding capital stock had to equal at least 110% of the fair market value of the common stock on the date of grant.

                   GATAN INTERNATIONAL INC. AND SUBSIDIARIES

           Notes to Consolidated Statements of Financial Statements



The following table summarizes option activity:

                                Options       Total
                               available     options       Price
                               for grant   outstanding   per share
                               ----------  ------------  ---------

Balances as of May 31, 1994            -             -   $       -
                                --------      --------   ---------

Options authorized               300,000             -

Options granted                 (255,000)      255,000      0.66

Options terminated                 5,000        (5,000)     0.66
                                --------      --------

Balances as of May 31, 1995       50,000       250,000      0.66
                                --------      --------

Options authorized               100,000             -       -

Options granted                 (101,500)      101,500      0.66

Options exercised                      -       (13,708)     0.66

Options terminated                43,625       (43,625)     0.66

Options canceled                 (92,125)     (294,167)     0.66
                                --------      --------

Balances as of May 31, 1996            -             -
                                ========      ========

1994 Management Stock Bonus Plan

The Company had reserved for issuance 700,000 shares of Class A common stock under a 1994 Management Stock Bonus Plan (the Bonus Plan) which provided the CEO a stock bonus provided that he remained in the employ of the Company. As of May 31, 1996, in conjunction with the Roper Acquisition, all outstanding shares under the Bonus Plan were purchased by Roper and the Bonus Plan was terminated. Prior to the termination, the CEO received 180,000 shares under the Bonus Plan at May 31, 1996 in addition to 97,500 shares received during fiscal 1996. The CEO received 172,500 shares under the Bonus Plan during fiscal 1995.


                                                                     (Continued)

                   GATAN INTERNATIONAL INC. AND SUBSIDIARIES

           Notes to Consolidated Statements of Financial Statements



(10)   LEASE COMMITMENTS

The Company has non-cancelable operating leases with PRB Company, formerly affiliated with the Company through common ownership, for building space, that expire on July 13, 1997. The Company also has other operating leases for building space that expire from 1997 through 2000.

Future minimum lease payments for building space occupied under non-cancelable operating leases as of May 31, 1996 are:


              Year ending May 31,
              ------------------

               1997                                     $  789,997
               1998                                        209,585
               1999                                         97,585
               2000                                         56,925
                                                        ----------
                                                        $1,154,092
                                                        ==========

Total rental expense paid to PRB Company for the Company's operating leases was $689,030 and $672,000 for the years ending May 31, 1996 and 1995, respectively.

Total rental expense for the CompanyOs remaining operating leases was $131,211 and $113,800 for the years ended May 31, 1996 and 1995, respectively.

Rental income to the Company under sub-leases was $108,480 and $63,400 for the years ended May 31, 1996 and 1995, respectively. Future minimum rental income to be received under sub-leases is $108,480 and $18,080 for the years ended May 31, 1997 and 1998, respectively.

                   GATAN INTERNATIONAL INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements



(11)    INCOME TAXES

        Income tax benefit (expense) for the years ended May 31 consists of:

                                               1996        1995
                                              ------      ------
Current:
   Federal income taxes                     $ (36,313)    (6,478)
   State income taxes                         (15,137)    (1,450)
   Foreign income taxes                       (90,054)   (29,011)
                                              --------    -------
                                             (141,504)   (36,939)
                                              --------    -------
Deferred:
   Federal income taxes                       455,241        -
   State income taxes                         171,584        -
   Foreign income taxes                          -           -
                                              --------   -------
                                              626,825        -
                                              --------   --------
Total:
   Federal income taxes                       418,928     (6,478)
   State income taxes                         156,447     (1,450)
   Foreign income taxes                       (90,054)   (29,011)
                                              --------    -------
                                            $ 485,321    (36,939)
                                              ========   ========



Total income tax (expense) benefit differed from the amounts computed by applying the U.S. federal income tax rate of 34% to loss before income taxes primarily due to foreign taxes and permanent differences related to goodwill amortization and payments under the capital appreciation rights agreement.

                   GATAN INTERNATIONAL INC. AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements


Income tax benefit (expense) differs from the amount computed by applying the Federal statutory rate of 34 percent to the pretax book loss of $5,840,554 and $360,299 for the years ended May 31 as follows:

                                                                                   1996            1995
                                                                                   ----            ----
     Computed "expected" tax benefit (expense)                             $    1,985,788       (122,502)
     Increase (decrease) in income taxes resulting from:
          Amortization of goodwill                                                (40,432)        40,432
          Capital appreciation rights expense                                  (1,264,813)           ---
          Other permanent differences                                             (82,497)        18,279
          State and local tax benefit (expense), net of federal effect            103,255           (957)
          Change in valuation allowance for deferred tax
             assets allocated to income tax expense                                   ---        102,515
          Other adjustments                                                       (62,820)       (11,124)
          Foreign income taxes in excess of statutory rate                       (153,160)       (63,582)
                                                                            -------------  -------------
                   Income tax benefit (expense)                            $      485,321        (36,939)
                                                                            =============  =============

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at May 31 are presented below.

                                                                                   1996            1995
                                                                                   ----            ----
     Deferred tax assets:
          Net operating loss                                               $      947,400        196,600
          Warranty accrual, compensated absences and deferred
             compensation not deductible until paid for tax
             reporting purposes                                                   252,400        402,300
          Inventories, principally due to reserves                                 25,800         23,600
          Accounts receivable, principally due to allowance
             for doubtful accounts                                                 24,000         21,850
          Alternative minimum tax credits                                          26,800            ---
                                                                            -------------  -------------
     Total gross deferred tax assets                                            1,276,400        644,350

     Less valuation allowance                                                    (290,775)      (290,775)
                                                                            -------------  -------------
     Net deferred tax assets                                                      985,625        353,575
                                                                            -------------  -------------
     Deferred tax liabilities:
          Plant and equipment, principally due to differences
             in depreciation expense                                              358,800        353,375
                                                                            -------------  -------------
     Total gross deferred tax liabilities                                         358,800        353,575
                                                                            -------------  -------------
     Net deferred tax asset                                                $      626,825            ---
                                                                            =============  =============

The net changes in the total valuation allowance were no change and an increase of $102,515 for the years ended May 31, 1996 and 1995, respectively.

                                                                     (Continued)

                   GATAN INTERNATIONAL INC. AND SUBSIDIARIES

           Notes to Consolidated Statements of Financial Statements


(12)   PENSION PLAN

The Company has a defined contribution plan (the Plan) under which the Company annually matches 1/2 of the first 8% of the employees' contributions. All employees with at least one year of continuous service are eligible for the Plan. Matching contributions by the Company were $183,341 and $145,253 for the years ended May 31, 1996 and 1995, respectively.

(13)   RELATED PARTY TRANSACTIONS

Notes payable for noncompete agreements were paid by Roper at May 31, 1996 in conjunction with the Roper Acquisition. The noncompete agreements with shareholders had related notes payable totaling $3,267,000 at May 31, 1995 with interest payable at 10%. According to the agreements with shareholders, interest accrued for the first two years beginning August 1, 1992 were added to the principal balance, totaling $567,000. Beginning August 1, 1994, monthly accrued interest payments of $27,225 were made based on the adjusted principal balance. During 1996 and 1995, $326,700 was paid and $297,000 of accrued interest was added to the notes payable to shareholders, respectively.

Professional fees paid to shareholders for consulting services were approximately $30,000 and $80,000 for the years ended May 31, 1996 and May 31, 1995, respectively.

(14) COMMITMENTS AND CONTINGENCIES

In connection with the Term Note B payable to Heller, the Company entered into a capital appreciation rights agreement which entitled Heller to additional consideration to be paid by the Company. This obligation was based on the future value of the Company at or near the repayment date. The obligation was satisfied in full at May 31, 1996 by a payment of $3,720,038 by Roper to Heller in conjunction with the Roper Acquisition.

In the ordinary course of business, the Company is involved in various legal actions. In the opinion of management, the resolution of these legal actions will not have a material effect on the Company or its financial condition or results of operations.

The Company is currently undergoing an IRS audit which could result in certain prior year deductions being disallowed.

                   GATAN INTERNATIONAL INC. AND SUBSIDIARIES

           Notes to Consolidated Statements of Financial Statements


(15) INDUSTRY AND GEOGRAPHIC INFORMATION

The Company markets its products in the United States and in foreign countries through its sales personnel, dealers, and distributors. Export sales account for a significant portion of the Company's product sales which are summarized by geographic area as follows:

                                                 Year ended May 31,
                                             ------------------------
                                                 1996         1995
                                             -----------    ---------

United States                                  $8,625,634   6,955,000
Exports sales:
  Europe                                        8,017,937   6,498,672
  Japan                                         7,076,132   4,990,950
  Other countries                               1,771,882   2,561,263
                                               ----------   ---------

    Total product sales                       $25,491,585  21,005,885
                                              ===========  ==========

                                                                     Schedule II


                   GATAN INTERNATIONAL INC. AND SUBSIDIARIES

                Consolidated Valuation and Qualifying Accounts

                       Years ended May 31, 1996 and 1995


                                   Balance at  Charged to  Deductions/  Balance
                                    beginning  costs and   write-offs/  at end
                                    of period   expenses   recoveries  of period
                                   ----------  ----------  ----------- ---------
Allowance for doubtful accounts:

    Year ended May 31, 1996         $  54,690     5,310          -       60,000

    Year ended May 31, 1995            39,000    15,690          -       54,690


                                   Balance at  Charged to  Deductions/  Balance
                                    beginning  costs and   write-offs/  at end
                                    of period   expenses   recoveries  of period
                                   ----------  ----------  ----------- ---------

Inventory reserves:

    Year ended May 31, 1996         $  59,000     5,500          -       64,500

    Year ended May 31, 1995            59,000         -          -       59,000



See accompanying notes to consolidated financial statements and independent auditors' report.

          PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                APRIL 30, 1996
                                (IN THOUSANDS)

                                                 Historical
                                       -------------------------------

                                         Roper       FMI        Gatan
                                       ---------   --------   --------
ASSETS
Current assets:
   Cash and cash equivalents           $   1,955      2,524      1,408
   Marketable securities                       -      1,255          -
   Receivables                            37,279      1,327      4,485
   Inventories                            25,462      2,015      5,709
   Other current assets                    1,357         15      1,351
                                       ---------   --------   --------
     Total current assets                 66,053      7,136     12,953

Property, plant and equipment, net        21,874        314      2,481
Intangible and other assets, net          66,949         13     11,956
                                       ---------   --------   --------
                                       $ 154,876      7,463     27,390
                                      ==========   ========   ========

LIABILITIES AND
STOCKHOLDERS' EQUITY
                                       ---------   --------   --------
Current liabilities:
   Accounts payable                    $   8,150         76        698
   Other current liabilities               9,987        162      4,248
   Income taxes payable                    2,186          -          -
   Current portion of long-term debt         608          -      2,550
                                       ---------   --------   --------

     Total current liabilities            20,931        238      7,496

Long-term debt                            12,652      1,115     15,544
Other liabilities                          2,436          -        487

Stockholders' equity:
   Common stock                              150          6          1
   Additional paid-in capital             44,781         16      4,323
   Retained earnings                      73,926      6,088       (461)
                                       ---------   --------   --------

     Total stockholders' equity          118,857      6,110      3,863
                                       ---------   --------   --------

                                        $154,876      7,463     27,390
                                       =========   ========   ========

                                              Pro forma                Pro forma
                                             Adjustments                Combined
                                             -----------             -----------
ASSETS
Current assets:
   Cash and cash equivalents                      (2,524)   (a)            3,363
   Marketable securities                          (1,255)   (a)                -
   Receivables                                         -                  43,091
   Inventories                                       355    (e)           33,541
   Other current assets                             (470)   (a),(g)        2,253
                                             -----------             -----------

     Total current assets                         (3,894)                 82,248

Property, plant and equipment, net                  (162)   (a)           24,507
Intangible and other assets, net                  56,058    (a),(d),(f), 134,976
                                             -----------    (g),(h)  -----------

                                                  52,002                 241,731
                                             ===========             ===========

LIABILITIES AND
STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                    -                   8,924
   Other current liabilities                        (509)   (a),(g)       13,888
   Income taxes payable                                -                   2,186
   Current portion of long-term debt              (2,550)   (b)              608
                                             -----------             -----------

     Total current liabilities                    (3,059)                 25,606

Long-term debt                                    59,173    (b),(c),(f)   88,484
Other liabilities                                    161    (b),(g)        3,084

Stockholders' equity:
   Common stock                                       (6)   (a),(b),(i)      151
   Additional paid-in capital                      1,360    (a),(b),(i)   50,480
   Retained earnings                              (5,627)   (a),(i)       73,926
                                             -----------             -----------

     Total stockholders' equity                   (4,273)                124,557
                                             -----------             -----------

                                                  52,002                 241,731
                                             ===========             ===========

See accompanying notes to unaudited pro forma condensed balance sheet

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

a) To adjust for assets not acquired and liabilities not assumed in the purchase of FMI.

b) Reflects the purchase price for FMI consisting of: (i) $23.0 million paid in cash at closing, (ii) 124,026 shares of Roper common stock issued, with a market value of $45.96 per share, (iii) assumption of debentures outstanding, with a principal balance of $1.1 million, and (iv) $.4 million in cash to be paid in equal installments on May 22, 1997 and 1998. In addition, direct acquisition costs related to the FMI purchase are assumed to be $.5 million. FMI's debentures are assumed to have been redeemed using borrowings under Roper's credit agreement. In addition, reflects the purchase price for Gatan totaling $50.3 million plus $.6 million in direct acquisition costs. A portion of the consideration was paid at closing to retire Gatan's long-term debt. The cash portion for these acquisitions plus the direct acquisition costs are assumed to be financed under Roper's amended and restated credit agreement.

c) Upon final determination of post-closing adjustments, Roper additionally expects to pay approximately $125,000 to the FMI shareholders, which payment is assumed to have been made from its credit agreement.

d) Adjustment to reflect the difference between the purchase price and the fair value of assets acquired as goodwill which totals $27.2 million (FMI) and $36.9 million (Gatan).

e) Adjustment to reflect the change in FMI's valuation method for inventories from last-in, first-out (LIFO) to first-in, first-out (FIFO).

f) To record additional deferred loan costs, totaling $148,000, related to the amended and restated credit agreement dated May 8, 1996 by and between Roper and NationsBank, N.A. (South), as initial lender and agent. The cash portion of the purchase price was financed under this credit agreement.

g) To reverse the effects of a deferred compensation agreement with an executive officer of Gatan.

h) To write-off the unamortized goodwill and certain other intangible assets of Gatan.

i) To eliminate the stockholders' equity of Gatan.

      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS (UNAUDITED)
                          YEAR ENDED OCTOBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                         Historical
                                  ------------------------
                                                1995        Pro forma
                                     Roper   Acquisitions  Adjustments
                                  ------------------------ ------------
Net sales                           $175,421      11,356             -
Cost of sales                         81,618       5,295             -
                                  ------------------------ ------------

  Gross profit                        93,803       6,061             -

S,G&A expenses                        56,392       3,324          581     (a), (d)
                                  ------------------------ ------------

  Operating income                    37,411       2,737         (581)

Interest expense                       1,952            -       1,284     (e)
Other income                             542         (17)          17     (d)
                                  ------------------------ ------------

  Earnings before taxes               36,001       2,720       (1,848)

Income taxes                          12,730            -         311     (h),(i)
                                  ------------------------ ------------

Net earnings                         $23,271       2,720       (2,159)
                                   =======================  ===========


Net earnings per common share          $1.54         -            -
                                   =======================  ===========

Weighted average common shares
outstanding                           15,130         -             24     (j)
                                   =======================  ===========


                                                                   Historical
                                            Pro forma  ---------------------------------   Pro forma                Pro forma
                                            Combined      FMI                   Gatan     Adjustments                Combined
                                          ------------ ----------             ---------- -------------              -----------
Net sales                                   186,777       13,700                 20,643           -                   221,120
Cost of sales                                86,913        5,757                 $7,918           -                   100,588
                                          ------------ ----------             ---------  -------------              ----------

  Gross profit                               99,864        7,943                 12,725           -                   120,532

S,G&A expenses                               60,297        5,386                $11,233     $ (3,233) (a),(b),(c),   73,683
                                          ------------ ----------             ---------  ------------ (d),(e)     ---------

  Operating income                           39,567        2,557                  1,492        3,233                   46,849

Interest expense                              3,236          111                 $2,265       $3,721   (f),(g)          9,333
Other income                                    542          116                    $11         (127)  (d)                542
                                          ------------ ----------             ---------- ------------              -----------

  Earnings before taxes                      36,873        2,562                   (762)        (615)                  38,058

Income taxes                                 13,041           -                  $ (316)      $1,210   (h),(i)         13,935
                                          ------------ ----------             -----------------------              -----------

Net earnings                                 23,832        2,562                   (446)      (1,825)                  24,123
                                          ===========  =========              ========= ============               ==========


Net earnings per common share                  1.57           -                      -            -                     1.58
                                          ===========  =========              ========= ============              ==========

Weighted average common shares
outstanding                                  15,154          -                      -         124     (j)              15,278
                                          ===========  =========              ========= ============               ==========

See accompanying notes to unaudited pro forma condensed consolidated statements of earnings

       NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS


a) Reflects the amortization of goodwill ($2.8 million in 1995 and $1.1 million in 1996) resulting from the excess of the purchase prices over the fair values of the net assets acquired. Goodwill will be amortized on a straight-line basis over periods ranging from 15 to 30 years.

b) Compensation expense attributable to the former owners and executive officers of FMI has been reduced to reflect expected post acquisition levels as defined within their respective employment agreements with Roper. Historical amounts for S,G&A expenses are reduced by $1.7 million for 1995 and $.3 million for 1996.

c) Reflects cancellation of a royalty agreement between FMI and a related party, whereby royalties were paid at a rate of 3% of net sales. In conjunction with the acquisition by Roper, this royalty agreement was terminated. Historical amounts for S,G&A expenses are reduced by $.4 million in 1995 and $.2 million in 1996.

d) Adjustments for non-recurring items, principally interest and investment income, as all excess funds will be employed for debt service purposes, elimination of commissions paid by Uson to an unconsolidated subsidiary (Foreign Sales Corporation), and certain expenses incurred by Gatan. The unconsolidated subsidiary was not acquired in the purchase of assets of Uson. The expenses at Gatan represent lease payments in excess of market rates made to former shareholders, compensation expense associated with a management stock bonus plan, management/consulting fees paid to former shareholders, and costs incurred in selling the company.

e) Reflects a reduction in amortization expense related to the write-off of the unamortized goodwill and other certain intangible assets of Gatan. Historical amounts for S,G&A have been reduced by $2.9 million in 1995 and $1.4 million in 1996.

f) The interest expense increase of $7.4 million for 1995 and $3.1 million for 1996 results from increased borrowings totaling $100.5 million related to the acquisitions of Uson in February 1995, Metrix in September 1995, and FMI and Gatan in May 1996, respectively. The credit agreement provides for, at the option of the Company, a variable interest rate based upon the London Interbank Offered Rate (LIBOR) plus a variable factor based upon the performance of the Company as measured against certain specified ratios, or the prime interest rate. The interest rate assumed in these pro forma statements is 8% for both 1995 and 1996.

g) Reflects elimination of interest expense on FMI's debentures and Gatan's long-term debt, as both are assumed redeemed using proceeds from Roper's credit agreement. The reduction in interest expense was $2.4 million in 1995 and $1.1 million in 1996.

h) The provision for income taxes has been adjusted to reflect the income tax effect of the above adjustments. The goodwill resulting from the acquisitions of Uson, Metrix and FMI will be deductible for income tax purposes.

i) To record income taxes on earnings of Uson, Prex, Metrix, and FMI. These companies were Subchapter S Corporations for Federal income tax purposes.

j) Additional shares of Roper common stock issued in connection with the acquisitions of Prex and FMI.

      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS (UNAUDITED)
                        SIX MONTHS ENDED APRIL 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                              Historical
                                  -------------------------------

                                     Roper       FMI        Gatan
                                  --------------------   ---------
Net sales                            $100,001   8,027       14,676
Cost of sales                          48,501   3,439        5,922
                                  --------------------   ---------

  Gross profit                         51,500   4,588        8,754

S,G&A expenses                         29,167   2,351        6,468
                                  --------------------   ---------

  Operating income                     22,333   2,237        2,286

Interest expense                          679      55        1,042
Other income (expense)                     92     113           11
                                  --------------------   ---------

  Earnings before taxes                21,746   2,295        1,255

Income taxes                            7,284       -          521
                                  --------------------   ---------

Net earnings                         $ 14,462   2,295          734
                                  ====================   =========


Net earnings per common share        $   0.94       -            -
                                   ===================   =========

Weighted average common shares
outstanding                            15,364       -            -
                                   ===================   =========


                                  Pro forma                Pro forma
                                  Adjustments                Combined
                                 ------------             -----------
Net sales                                   -                 122,704
Cost of sales                               -                  57,862
                                 ------------             -----------

  Gross profit                              -                  64,842

S,G&A expenses                       $( 1,281)(a),(b),(c),     36,705
                                 ------------ (d),(e)     -----------
  Operating income                      1,281                  28,137

Interest expense                        1,984 (f),(g)           3,760
Other income (expense)                   (124)(d)                  92
                                 ------------             -----------

  Earnings before taxes                  (827)                 24,469

Income taxes                              794 (h),(i)           8,599
                                 ------------             -----------

Net earnings                           (1,621)                 15,870
                                 ============              ==========


Net earnings per common share               -                    1.02
                                 ============              ==========

Weighted average common shares
outstanding                               124 (j)              15,488
                                 ============              ==========

See accompanying notes to unaudited pro forma condensed consolidated statements of earnings

                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the reporting person has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   ROPER INDUSTRIES, INC.
                                   -----------------------
                                       (Registrant)



Date    August 12,1996             By  /s/ Martin S. Headley
      ----------------------         -----------------------------------
                                       Vice President and
                                       Chief Financial Officer

                                EXHIBIT INDEX

Number         Exhibit
- ------         -------

2 Stock Purchase Agreement dated May 16, 1996, by and among Roper Industries, Inc. and the stockholders of Gatan International, Inc., contained in Exhibit 2 to the Roper Industries, Inc. Report on Form 8-K filed June 13, 1996, and incorporated herein by this reference.

4.1 Second and Amended and Restated Credit Agreement dated May 8, 1996, by and between Roper Industries, Inc. and NationsBank, N.A. (South) as initial lender and as agent, included as Exhibit 4 in the June 5, 1996 Roper Industries, Inc. Report on Form 8-K filed June 6, 1996, and incorporated herein by this reference.

4.2 First Modification of Second Amended and Restated Credit Agreement dated May 8, 1996 by and between Roper Industries, Inc. and NationsBank, N.A. (South) as initial lender and as agent, included as Exhibit 4.2 in the August 1, 1996 Roper Industries, Inc. Report on Form 8-K/A filed August 2, 1996, and incorporated herein by this reference.

23             Consent of independent auditors.


                                       1